Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
July 29, 2010	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces
2010 Second Quarter Dividend and Financial Results

Indianapolis, IN… On July 29, 2010, the Board of Directors of the Federal Home Loan Bank of Indianapolis (FHLBI) declared dividends on Class B-1 and Class B-2 stock at annualized rates of 1.50% and 1.20%, respectively. These dividends will be paid in cash on July 30, 2010.

"We are pleased to announce these dividends on our members’ investment this quarter,” commented Milton J. Miller, President – CEO of the FHLBI. “Core earnings from our operations continued to be strong due to favorable spreads, despite a decline in interest-earning assets.  Our capital levels increased and remain strong as well. The lower dividend rate reflects a net loss of $12.9 million for the quarter due to significant other-than-temporary impairment (OTTI) credit-related charges.”

As discussed in our 2009 Annual Report on Form 10-K, the FHLB System OTTI Governance Committee, which is comprised of representatives from each Federal Home Loan Bank, determines the methodologies and assumptions used to project losses on the loans underlying our private-label mortgage-backed securities (PLMBS). Certain estimates were refined and certain assumptions were adjusted this quarter, particularly related to prime loans, which resulted in significantly higher projected losses relative to prior quarters due to our investment concentration in prime PLMBS.

As a result of total OTTI charges of $61.7 million in Other Income (Loss), we had a Net Loss of $12.9 million for the second quarter of 2010, a decrease of $66.0 million, compared to the second quarter of 2009.  Net Interest Income for the quarter decreased by $23.8 million, primarily due to a decrease in interest-earning assets.

Net Income was $19.3 million for the first six months of 2010, a decrease of $55.5 million, compared to the first six months of 2009. This decrease was primarily due to the OTTI charges on our PLMBS totaling $67.8 million that were recognized in Other Income (Loss), compared to $20.6 million for the same period in 2009. Net Interest Income for the six-month period decreased, primarily due to a decrease in interest-earning assets.

Advances outstanding totaled $20.0 billion at June 30, 2010, a decrease of 11%, compared to December 31, 2009, primarily due to reduced demand from our borrowers for a variety of reasons, including high deposit levels, low loan demand at borrowers' institutions and continued availability of more attractively priced alternative sources of liquidity.  Consolidated Obligations totaled $41.0 billion  at June 30, 2010, a decrease of 3%, compared to December 31, 2009, primarily due to our lower funding needs resulting from the decline in Advances.

Total Regulatory Capital increased by 1% since December 31, 2009, to $2.9 billion at June 30, 2010, which exceeded all applicable regulatory capital requirements. Total Capital (GAAP) increased by 4% to $1.8 billion at June 30, 2010.  The effect on Total Capital (GAAP) of the total OTTI charges was a reduction of only $7.8 million and $22.3 million, respectively, for the quarter and six months ended June 30, 2010, because a significant portion of the charges was reclassified from Accumulated Other Comprehensive Income (Loss).

All amounts referenced above and in the following tables are unaudited. More detailed information about our financial results for the quarter and six months ended June 30, 2010, will be included in our Quarterly Report on Form 10-Q which we intend to file in mid-August.

Financial Highlights ($ amounts in millions)

Statement of Condition	June 30, 2010	December 31, 2009
Investments(1)	18,734	14,994
Advances	19,989	22,443
Mortgage Loans Held for Portfolio	6,749	7,272
Total Assets	45,639	46,599
Consolidated Obligations, net	41,050	42,158
Mandatorily Redeemable Capital Stock	781	756
Capital Stock, Class B Putable	1,731	1,726
Retained Earnings	351	349
Accumulated Other Comprehensive Income (Loss)	(264)	(329)
Total Capital (GAAP) (2)	1,818	1,746
Total Regulatory Capital(3)	2,863	2,831

(1) Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, and Federal Funds Sold.
(2) Total Capital (GAAP) is Capital Stock, Class B Putable plus Retained Earnings and Accumulated Other Comprehensive Income (Loss).
(3) Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Statement of Income	2010	2009	2010	2009
Net Interest Income	56.1	79.8	117.7	141.3
Net Other-Than-Temporary Impairment Losses	(61.7)	(2.0)	(67.8)	(20.6)
Other Expenses	11.5	9.8	22.5	22.1
Total Assessments, net	(4.3)	19.5	7.8	27.8
Net Income (Loss)	(12.9)	53.0	19.3	74.9

Safe Harbor Statement

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or the negative of these terms or comparable terminology. Any forward-looking statements contained in this document reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Forward-looking statements contained in this document speak only as of the date on which they were made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.